CERTIFICATE OF AMENDMENT OF
                      ARTICLES OF INCORPORATION
                                 OF
                INTERNATIONAL BUSINESS INDUSTRIES, INC.

I, Albert R. Reda, certify that:

1. The original articles of International Business Industries, Inc. were filed with the Office of the Secretary of State on December
8, 1998.

2.  As of this date, there is no issued or outstanding stock.

3. Pursuant to a Board of Directors meeting at which in excess of two-thirds voted in favor of the following amendment, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

           Article One: The name of this Corporation is:

               Internet Business's International, Inc.

     Removal of Article Tenth from the Articles of Incorporation

                                 /s/  Albert R. Reda
                                 Albert R. Reda, Secretary/Director

Verification

State of California
                    SS
County of Orange

On this 30th day of June, 1999, before me, the undersigned, a Notary Public in and for said State, personally appeared Albert
R. Reda, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed his name to the Certificate of Amendment of Articles of Incorporation and acknowledged to me that he executed the same freely and voluntarily and for the use and purposes therein mentioned.


By: /s/
Notary Public in and for said
County and State